NSAR ITEM 77O
February 29, 2004 - September 1, 2004
Van Kampen Corporate Bond Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

     1.        Rouse Company    JP Morgan  1,345,000     0.336%       3/20/04

     2.  Harrah's Operating Co. JP Morgan  1,555,000     0.207%       6/22/04

Underwriters for #1
JPMorgan
Banc of America Securities LLC
UBS Investment Bank
Deutsche Bank Securities
Goldman Sachs & Co.
Morgan Stanley
PNC Capital Markets, Inc.
RBC Capital Markets
Scotia Capital
Wachovia Securities

Underwriters for #2
JPMorgan
Deutsche Bank Securities
Goldman, Sachs & Co.
Morgan Stanley
Banc of America Securities LLC
Citigroup
Commerzbank Securities
Barclays Capital
KeyBanc Capital Markets
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
Wells Fargo Securities, LLC
RBS Greenwich Capital
Scotia Capital
BNP PARIBAS
Piper Jaffray & Co.
Lehman Brothers Inc.
Ramirez & Co., Inc.